DOC ID ----> 201913501170

DATE	DOCUMENT ID	DESCRIPTION	FILING	EXPED	CERT	COPY
05/15/2019	201913501170	AMENDMENT TO ARTICLES (AMD)	50.00	300.00	0.00	0.00

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CALFEE, HALTER & GRISWOLD LLP
1405 EAST 6TH STREET
CLEVELAND, OH 44114

STATE OF OHIO
CERTIFICATE

Ohio Secretary of State, Frank LaRose

37301

It is hereby certified that the Secretary of State of Ohio has custody of the business records for

CRAWFORD UNITED CORPORATION

and, that said business records show the filing and recording of:

Document(s)	Document No(s):
AMENDMENT TO ARTICLES	**201913501170**

Effective Date: 05/15/2019

United States of America
State of Ohio
Office of the Secretary of State

Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 15th day of May, A.D. 2019.

Ohio Secretary of State

ATTACHMENT TO
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HICKOK INCORPORATED

The following resolutions to amend Article FIRST of the Amended and Restated Articles of Incorporation of Hickok Incorporated (the "Corporation") were adopted by the Directors of the Corporation at a meeting, in accordance with the provisions of Section 1701.70(B)(6) of the Ohio Revised Code:

RESOLVED, that Article FIRST of the Amended and Restated Articles of Incorporation shall be amended in its entirety to read as follows:

"**FIRST:** The name of the corporation shall be Crawford United Corporation.

RESOLVED FURTHER, that any officer of the Corporation be, and each of them hereby is, authorized and directed to execute and file in the office of the Secretary of State of Ohio an appropriate Certificate of Amendment to the Amended and Restated Articles of Incorporation in order to carry out the intent and purpose of the preceding resolution and render effective said amendment to the Amended and Restated Articles of Incorporation.